Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, February 11, 2020 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the fourth quarter and full year ended December 31, 2019.

FOURTH QUARTER HIGHLIGHTS

•	Q4 2019 cash distribution of $0.45 per common unit; implies an 8.1% annualized yield based on the February 7, 2020 unit closing price of $22.11

•
Q4 2019 consolidated net income (including non-controlling interest) of $48.5 million, consolidated adjusted EBITDA (as defined and reconciled below) of $85.3 million and cash available for distribution to Viper’s common limited partner units (as reconciled below) of $30.7 million

•	Q4 2019 average production of 16,476 bo/d (26,137 boe/d), an increase of 20% from Q3 2019 average daily oil production

•	123 total gross (3.4 net 100% royalty interest) horizontal wells turned to production during Q4 2019 with an average lateral length of 8,895 feet

•	Closed nine acquisitions for an aggregate purchase price of approximately $912.9 million in Q4 2019, increasing Viper’s mineral interests to a total of 24,304 net royalty acres at December 31, 2019

•	Initiating average production guidance for 1H 2020 of 16,500 to 18,000 bo/d (26,000 to 28,500 boe/d), the midpoint of which is up 5% from Q4 2019 average daily oil production

•	Initiating full year 2020 average production guidance of 17,000 to 19,000 bo/d (27,000 to 30,000 boe/d), the midpoint of which is up 28% from full year 2019 average daily oil production

•
As of January 15, 2020, there were approximately 497 gross horizontal wells currently in the process of active development on Viper’s acreage, in which Viper expects to own an average 2.0% net royalty interest (9.9 net 100% royalty interest wells)

•
Approximately 420 gross (10.4 net 100% royalty interest) line-of-sight wells which are expected to be turned to production on Viper’s acreage within the next 12 to 15 months, but which have not yet begun the process of active development; based on Diamondback’s current completion schedule and third party operators’ permits

•	Q3 2019 and Q4 2019 distributions reasonably estimated to not constitute dividends for U.S. federal income tax purposes; instead should generally constitute non-taxable reductions to the tax basis

FULL YEAR 2019 HIGHLIGHTS

•	Full year 2019 cash distribution of $1.76; implies an 8.0% yield based on the February 7, 2020 unit closing price of $22.11

•	Full year 2019 consolidated net income (including non-controlling interest) of $221.2 million and consolidated adjusted EBITDA of $275.9 million

•	Full year 2019 average production of 14,035 Bo/d (21,529 Boe/d), an increase of 16% from full year 2018 average daily oil production

•	Proved reserves as of December 31, 2019 of 88.9 MMboe (78% PDP, 54.4 MMbo), up 41% year over year with oil up 30% from year end 2018

•
606 total gross (13.8 net 100% royalty interest) horizontal wells turned to production during the year with an average lateral length of 8,754 feet; acquired an interest in an additional 1,051 gross (33.0 net 100% royalty interest) producing horizontal wells

•	Closed 108 acquisitions for an aggregate purchase price of approximately $1.2 billion, increasing Viper’s acreage position by 9,462 net royalty acres year over year, or approximately 64% percent

•	All 2019 quarterly distributions reasonably estimated to not constitute dividends for U.S. federal income tax purposes; instead should generally constitute non-taxable reductions to the tax basis

“2019 was an important year for Viper as we successfully leveraged our size and scale to acquire more than 9,000 net royalty acres across 108 separate transactions. Critically, these acquisitions more than doubled Viper’s exposure to Diamondback-operated acreage and now provide Viper with concentrated exposure to six of Diamondback’s seven core operating areas. Based on Diamondback’s current completion schedule, Viper expects to have exposure to roughly 70% of Diamondback’s expected 2020 gross completions with an average net revenue interest of greater than 5%, translating to at least 12 Diamondback-operated net 100% royalty interest wells turned to production this year versus less than eight in 2019,” stated Travis Stice, Chief Executive Officer of Viper’s general partner.

Mr. Stice continued, “Outside of Diamondback-operated acreage, we continue to see strong activity levels across our acreage position, as highlighted by 4.2 net 100% royalty interest wells that are currently in the process of active development and a further 2.7 net wells that have been permitted but not yet spud. In an effort to be conservative, we have contemplated slower than normal timing assumptions for both spud-to-first production and permit-to-first production in our production forecast for 2020. Even on that basis, Viper is initiating full year 2020 oil production guidance that implies 28% growth relative to full year 2019 oil production. In a difficult energy landscape, Diamondback’s continued focus on developing Viper’s acreage, as well as exposure to other well-capitalized operators in the best parts of the Permian Basin, underscores our confidence in Viper’s ability to generate significant organic production growth in 2020 and beyond.”

FINANCIAL UPDATE

Viper’s fourth quarter 2019 average realized prices were $53.90 per barrel of oil, $1.29 per Mcf of natural gas and $14.53 per barrel of natural gas liquids, resulting in a total equivalent realized price of $38.20/boe. Based on current market differentials and estimated in-basin gathering costs, Viper expects to realize between 97% and 100% of WTI in 2020.

During the fourth quarter of 2019, the Company recorded total operating income of $92.7 million and consolidated net income (including non-controlling interest) of $48.5 million.

As of December 31, 2019, the Company had a cash balance of $3.6 million and $678.5 million available under its revolving credit facility.

FOURTH QUARTER 2019 CASH DISTRIBUTION

The Board of Directors of Viper’s General Partner declared a cash distribution for the three months ended December 31, 2019 of $0.45 per common unit. The distribution is payable on February 28, 2020 to eligible common unitholders of record at the close of business on February 21, 2020.

On November 15, 2019, Viper made a cash distribution to its unitholders and subsequently has reasonably estimated that such distribution, as well as the distribution payable on February 28, 2020, should not constitute dividends for U.S. federal income tax purposes. Rather, these distributions should generally constitute non-taxable reductions to the tax basis of each distribution recipient’s ownership interest in Viper. The Form 8937 containing additional information may be found on www.viperenergy.com under the “Investor Relations” section of the site.

YEAR END RESERVES UPDATE

Ryder Scott Company, L.P. prepared an estimate of Viper’s proved reserves as of December 31, 2019. Reference prices of $55.69 per barrel of oil and natural gas liquids and $2.58 per MMbtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $52.86 per barrel of oil, $0.51 per Mcf of natural gas and $15.79 per barrel of natural gas liquids.

Proved reserves at year-end 2019 of 88.9 MMboe (54.4 MMbo) represent a 41% increase over year-end 2018 reserves. The year-end 2019 proved reserves have a PV-10 value (as defined and reconciled below) of approximately $1.4 billion.

Proved developed reserves increased by 51% to 69.3 MMboe as of December 31, 2019, reflecting continued horizontal development by the operators of Viper’s acreage.

Net proved reserve additions of 33.7 MMboe resulted in a reserve replacement ratio of 428% (defined as the sum of extensions, discoveries, revisions and purchases, divided by annual production). The organic reserve replacement ratio was 150% (defined as the sum of extensions, discoveries and revisions, divided by annual production).

Extensions and discoveries of 17.1 MMboe are primarily attributable to the drilling of 829 new wells and from 97 new proved undeveloped locations added. The Company’s negative revisions of previous estimated quantities of 5.3 MMboe were primarily due to 2.1 MMboe of negative price revisions and 3.2 MMboe of PUD downgrades. 1.1 MMboe of PUDs were downgraded from non-operated properties and 2.1 MMboe of PUDs were downgraded from Diamondback-operated properties, with the Diamondback-operated downgrades due to changes in the development plan and optimization of the inventory. The purchase of reserves in place of 21.9 MMboe was due to multiple acquisitions, primarily the drop down transaction from Diamondback and the acquisition of certain mineral and royalty interests from Santa Elena Minerals, LP.

	Oil (MBbls)	Liquids (MBbls)	Gas (MMcf)	MBOE
Proved reserves as of December 31, 2018	41,878	10,992	61,597	63,136
Purchase of reserves in place	12,949	4,895	24,423	21,914
Extensions and discoveries	11,526	3,095	14,822	17,091
Revisions of previous estimates	(6,810)	1,041	2,589	(5,337)
Production	(5,123)	(1,459)	(7,657)	(7,858)
Proved reserves as of December 31, 2019	54,420	18,564	95,774	88,946

As the owner of mineral interests, Viper incurred no exploration and development costs during the year ended December 31, 2019.

	December 31,
	2019	2018	2017
	(in thousands)
Acquisition costs
Proved properties	$471,464	$256,055	$55,948
Unproved properties	758,624	356,761	287,131
Total	$1,230,088	$612,816	$343,079

OPERATIONS AND ACQUISITIONS UPDATE

During the fourth quarter 2019, Viper estimates that 123 gross (3.4 net 100% royalty interest) horizontal wells with an average royalty interest of 2.7% had been turned to production on its existing acreage position with an average lateral length of 8,895 feet. Of these 123 gross wells, Diamondback is the operator of 41 with an average royalty interest of 5.1%, and the remaining 82 gross wells, which had an average royalty interest of 1.6%, are operated by third parties.

Additionally, during the fourth quarter 2019, Viper acquired 7,218 net royalty acres for an aggregate purchase price of approximately $912.9 million. These transactions brought Viper’s footprint of mineral interests to a total of 24,304 net royalty acres. Viper funded these acquisitions with proceeds from cash on hand, borrowings under its revolving credit facility and equity provided to the sellers. These acquisitions added an additional 738 producing gross horizontal wells with an average royalty interest of 3.9%.

For the full year ended of 2019, Viper acquired 9,462 net royalty acres for an aggregate purchase price of approximately $1.2 billion across 108 separate transactions. These acquisitions contributed a total of 1,051 gross horizontal producing wells with an average royalty interest of 3.1%.

In total, as of December 31, 2019, Viper estimates there were 2,452 vertical wells and 4,024 horizontal wells producing on its acreage with a combined average net royalty interest of 3.8%. There continues to be active development on Viper’s mineral acreage as represented by approximately 497 gross horizontal wells currently in the process of active development, in which Viper expects to own an average 2.0% net royalty interest (9.9 net 100% royalty interest wells). These wells currently in the process of active development include wells currently being drilled by the 53 active rigs that were on the Company’s mineral acreage as of January 15, 2020, in addition to other wells currently waiting to be completed, actively in the process of being completed or waiting to be turned to production. Additionally, based on Diamondback’s current completion schedule and third party operators’ permits, there is line-of-sight to a further 420 gross (10.4 net 100% royalty interest) wells which Viper expects to be turned to production within the next 12 to 15 months, but which have not yet begun the process of active development. The acquisitions closed during the fourth quarter of 2019 contributed 62 gross (1.4 net 100% royalty interest) horizontal wells in the process of active development out of the total 497 currently in Viper’s portfolio. Further, the acquisitions also contributed 47 gross (2.1 net 100% royalty interest) permits out of the total 420 total gross wells for which the process of active development has not yet begun, but which are expected to be turned to production within the next 12 to 15 months.

GUIDANCE UPDATE

Below is Viper’s preliminary guidance for the full year 2020, as well as average production guidance for the first half of 2020.

Viper Energy Partners

1H 2020 Net Production - MBo/d	16.5 - 18.0
1H 2020 Net Production - MBoe/d	26.0 - 28.5
Full Year 2020 Net Production - MBo/d	17.0 - 19.0
Full Year 2020 Net Production - MBoe/d	27.0 - 30.0

Unit costs ($/boe)
Depletion	$10.50 - $12.50
Cash G&A	Under $0.80
Non-Cash Unit-Based Compensation	Under $0.25
Minimum Interest Expense (Sr. Notes and non-use fee on Revolver)	$2.75 - $3.25

Production and Ad Valorem Taxes (% of Revenue) (a)	7%

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter of 2019 on Wednesday, February 12, 2020 at 9:00 a.m. CT. Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 3095788. A telephonic replay will be available from 12:00 p.m. CT on Wednesday, February 12, 2020 through Wednesday, February 19, 2020 at 12:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 3095788. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin and the Eagle Ford Shale. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the recent acquisitions, Diamondback’s plans for the acreage discussed above, development activity by other operators and commodity prices. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$3,602	$22,676
Royalty income receivable	58,089	38,823
Royalty income receivable—related party	10,576	3,489
Other current assets	396	257
Total current assets	72,663	65,245
Property:
Oil and natural gas interests, full cost method of accounting ($1,630,109 and $871,485 excluded from depletion at December 31, 2019 and December 31, 2018, respectively)	2,946,801	1,716,713
Land	5,688	5,688
Accumulated depletion and impairment	(326,474)	(248,296)
Property, net	2,626,015	1,474,105
Deferred tax asset	125,825	96,883
Other assets	22,823	17,831
Total assets	$2,847,326	$1,654,064
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable—related party	$150	$—
Accrued liabilities	13,284	6,022
Total current liabilities	13,434	6,022
Long-term debt, net	586,774	411,000
Total liabilities	600,208	417,022
Commitments and contingencies
Unitholders’ equity:
General partner	889	1,000
Common units (67,805,707 units issued and outstanding as of December 31, 2019 and 51,653,956 units issued and outstanding as of December 31, 2018)	1,017,223	540,112
Class B units (90,709,946 units issued and outstanding as of December 31, 2019 and 72,418,500 units issued and outstanding December 31, 2018)	1,130	990
Total Viper Energy Partners LP unitholders’ equity	1,019,242	542,102
Non-controlling interest	1,227,876	694,940
Total equity	2,247,118	1,237,042
Total liabilities and unitholders’ equity	$2,847,326	$1,654,064

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating income:
Royalty income	$91,861	$72,759	$293,811	$282,661
Lease bonus income	510	896	4,117	6,029
Other operating income	340	10	355	130
Total operating income	92,711	73,665	298,283	288,820
Costs and expenses:
Production and ad valorem taxes	6,264	4,915	19,076	19,048
Depletion	26,770	17,513	78,178	58,830
General and administrative expenses	2,266	1,725	7,489	7,955
Total costs and expenses	35,300	24,153	104,743	85,833
Income from operations	57,411	49,512	193,540	202,987
Other income (expense):
Interest expense, net	(9,987)	(4,788)	(21,076)	(13,849)
Gain (loss) on revaluation of investment	854	(5,715)	4,832	(550)
Other income, net	576	445	2,332	1,924
Total other expense, net	(8,557)	(10,058)	(13,912)	(12,475)
Income before income taxes	48,854	39,454	179,628	190,512
Expense (benefit) from income taxes	326	(1,251)	(41,582)	(72,365)
Net income	48,528	40,705	221,210	262,877
Net income attributable to non-controlling interest	46,237	41,393	174,929	118,919
Net income attributable to Viper Energy Partners LP	$2,291	$(688)	$46,281	$143,958

Net income attributable to common limited partner units:
Basic	$0.03	$(0.01)	$0.75	$2.01
Diluted	$0.03	$(0.01)	$0.75	$2.01
Weighted average number of common limited partner units outstanding:
Basic	66,126	51,654	61,744	71,546
Diluted	66,159	51,724	61,787	71,626

Viper Energy Partners LP
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$221,210	$262,877
Adjustments to reconcile net income to net cash provided by operating activities:
Benefit from deferred income taxes	(41,582)	(72,516)
Depletion	78,178	58,830
(Gain) loss on revaluation of investment	(4,832)	550
Amortization of debt issuance costs	978	737
Non-cash unit-based compensation	1,822	2,763
Changes in operating assets and liabilities:
Royalty income receivable	(19,266)	(13,069)
Royalty income receivable—related party	(7,087)	1,653
Accounts payable and accrued liabilities	7,091	2,545
Accounts payable—related party	150	—
Income tax payable	169	151
Other current assets	(140)	(28)
Net cash provided by operating activities	236,691	244,493
Cash flows from investing activities:
Acquisition of oil and natural gas interests	(530,572)	(610,131)
Acquisition of land	—	(4,687)
Proceeds from sale of assets	—	441
Proceeds from the sale of investments	—	124
Net cash used in investing activities	(530,572)	(614,253)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	590,500	691,500
Repayment on credit facility	(905,000)	(374,000)
Proceeds from senior notes	500,000	—
Debt issuance costs	(10,863)	(1,039)
Proceeds from public offerings	340,860	305,773
Public offering costs	(221)	(2,652)
Units purchased for tax withholding	(353)	—
Proceeds from exercise of unit options	—	140
Contributions by members	250	2,000
Distributions to partners	(240,366)	(253,483)
Net cash provided by financing activities	274,807	368,239
Net (decrease) increase in cash	(19,074)	(1,521)
Cash and cash equivalents at beginning of period	22,676	24,197
Cash and cash equivalents at end of period	$3,602	$22,676

Viper Energy Partners LP
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Year Ended December 31,
	2019	2018
Supplemental disclosure of cash flow information:
Interest paid	$13,803	$12,438
Supplemental disclosure of non—cash transactions:
OpCo units issued for the Drop-Down transaction	$550,000	$—
Common units issued for acquisition	$149,515	$—

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Production Data:
Oil (MBbls)	1,516	1,275	5,123	4,399
Natural gas (MMcf)	2,435	1,773	7,657	5,840
Natural gas liquids (MBbls)	483	287	1,459	933
Combined volumes (MBOE)(1)	2,405	1,858	7,858	6,305

Average daily oil volumes (BO/d)	16,476	13,855	14,035	12,053
Average daily combined volumes (BOE/d)	26,137	20,191	21,529	17,275

Average sales prices:
Oil ($/Bbl)	$53.90	$48.73	$51.61	$56.13
Natural gas ($/Mcf)	1.29	2.41	1.06	2.22
Natural gas liquids ($/Bbl)	14.53	22.13	14.63	24.41
Combined ($/BOE)(2)	38.20	39.17	37.39	44.83

Average Costs ($/BOE):
Production and ad valorem taxes	$2.60	$2.65	$2.43	$3.02
General and administrative - cash component	0.74	0.61	0.72	0.82
Total operating expense - cash	$3.34	$3.26	$3.15	$3.84

General and administrative - non-cash component	$0.21	$0.32	$0.23	$0.44
Interest expense, net	$4.15	$2.58	$2.68	$2.20
Depletion	$11.13	$9.43	$9.95	$9.33

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	Realized price net of all deducts for gathering, transportation and processing.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income plus interest expense, net, non-cash unit-based compensation expense, depletion, (gain) loss on revaluation of investments and provision for (benefit from) income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles, or (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate, common units repurchased for tax withholding, dividend equivalent rights and preferred distributions. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income.

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$48,528	$40,705	$221,210	$262,877
Interest expense, net	9,987	4,788	21,076	13,849
Non-cash unit-based compensation expense	496	596	1,822	2,763
Depletion	26,770	17,513	78,178	58,830
(Gain) loss on revaluation of investment	(854)	5,715	(4,832)	550
Benefit from (provision for) income taxes	326	(1,251)	(41,582)	(72,365)
Consolidated Adjusted EBITDA	$85,253	$68,066	$275,872	$266,504
EBITDA attributable to non-controlling interest	(49,282)	(39,718)	(151,498)	(125,616)
Adjusted EBITDA attributable to Viper Energy Partners LP	$35,971	$28,348	$124,374	$140,888

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable	170	—	(150)	—
Debt service, contractual obligations, fixed charges and reserves	(5,367)	(1,775)	(10,388)	(4,348)
Units repurchased for tax withholding	—	—	(353)	—
Units - dividend equivalent rights	—	(42)	(22)	(115)
Preferred distributions	(40)	(40)	(160)	(103)
Cash available for distribution	$30,734	$26,491	$113,301	$136,322

Common limited partner units outstanding	67,806	51,654	67,806	51,654

Cash available for distribution per common limited partner unit	$0.45	$0.51	$1.76	$2.17

PV-10

PV-10 is the Company’s estimate of the present value of the future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry.

The following table reconciles PV-10 to the Company’s standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in thousands)	December 31, 2019
PV-10	$1,389,008
Less income taxes:
Undiscounted future income taxes	(150,373)
10% discount factor	(79,753)
Future discounted income taxes	$(70,620)

Standardized measure of discounted future net cash flows	$1,318,388

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.